Exhibit 2

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COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

PUBLICLY HELD COMPANY AND AUTHORIZED COMPANY

CNPJ/MF No. 47.508.411/0001-56

NIRE 35.300.089.901

EXTRACT OF THE MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS HELD ON DECEMBER 12, 2020

1.       DATE, TIME AND PLACE: on December 12, at 12:00 p.m., at the head offices of Companhia Brasileira de Distribuição (“Company”), at Avenida Brigadeiro Luís Antônio, No. 3.142, City and State of São Paulo.

2.       CALL TO ORDER AND ATTENDANCE: The call was waived in view of the attendance of all members of the Board of Directors of the Company by videoconference, namely, Messrs. Jean-Charles Henri Naouri, Arnaud Daniel Charles Walter Joachim Strasser, Ronaldo Iabrudi dos Santos Pereira, Eleazar de Carvalho Filho, Frank-Philippe Georgin, Hervé Daudin, Luiz Augusto de Castro Neves, Luiz Nelson Guedes de Carvalho and Philippe Alarcon.

3.        CONDUCTION OF THE MEETING: Chairman: Mr. Arnaud Daniel Charles Walter Joachim Strasser; Secretary: Mrs. Aline Pacheco Pelucio.

4.       AGENDA: As disclosed in the Company's Material Fact on September 9, 2020, the Company intends to segregate its cash and carry unit (self-service wholesale activity) operated by Sendas Distribuidora SA, registered with CNPJ/ME under CNPJ no. 06.057.223/0001-71 (“Sendas”), wholly owned subsidiary of the Company, of traditional retail (multivarejo), operated by CBD (“Operation”). In the context of the Transaction, all of the items listed below will only become effective jointly, immediately after the respective approvals at the general meetings of the Company and Sendas, to be called pursuant to item 4.9 below. In view of the above, the Company's Board of Directors will resolve on the following matters:

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4.1. The capital increase in Sendas in the total amount of R$ 684,679,887.09 (six hundred and eighty-four million, six hundred and seventy-nine thousand, eight hundred and eighty-seven reais and nine cents), of which R$ 684,679,830,10 (six hundred and eighty-four million, six hundred and seventy-nine thousand, eight hundred and thirty reais and ten cents) allocated to the share capital of Sendas and R$ 56.99 (fifty-six reais and ninety-nine cents) to the reserve of capital of Sendas. This increase will be made in assets, cash and credits, of which R$ 44,537,506.09 (forty-four million, five hundred and thirty-seven thousand, five hundred and six reais and nine cents) upon delivery of the net assets of stores assets for future exploration of Sendas, R$ 500,000,000.00 (five hundred million reais) in cash and R$ 140,142,381.00 (one hundred forty million, one hundred and forty-two thousand, three hundred and eighty-one reais) upon capitalization of credits held by the Company in Sendas,

4.2. The reverse split of Sendas shares, so that the share capital of Sendas is represented by 268,351,567 (two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven) common shares, all registered, book-entry and without nominal value;

4.3. The exchange of certain assets held by the Company that total R$ 914,658,145.29 (nine hundred and fourteen million, six hundred and fifty-eight thousand, one hundred and forty-five reais and twenty-nine cents), as described in item 4.2.1 below (“CBD’s Assets”), in exchange for approximately 9.07% (nine integers and seven hundredths) of the total shares of Almacenes Éxito SA, a company incorporated and existing in accordance with the laws of Colombia, headquartered in Envigado, Department of Antioquia, Colombia, registered with CNPJ / ME under nº 23.041.875 / 0001-37 (“Éxito”) held by Sendas, corresponding to 39,246,012 (thirty-nine million, two hundred and forty-six thousand, twelve) shares and equivalent to approximately 8.77% (eight integers and seventy-seven hundredths) of the total shares issued by Éxito (“Sendas’s Assets”).

4.3.1 CBD’s Assets: (i) 50% (fifty percent) of the quotas representing the share capital of Bellamar Empreendimentos e Participações Ltda., Registered with CNPJ/ME under no. 06.950.710 / 0001-69; (ii) Property located in the City of

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Ribeirão Preto, State of São Paulo, at Rua Emílio Moço, s / nº, registered in the registrations under numbers 55.832, 55.833, 55.834 and 79.480 of the 2nd Property Registry Office of Ribeirão Preto/SP; Property located in the City of Feira de Santana, State of Bahia, at Avenida Presidente Dutra, nº 2,700, Bairro Santa Mônica, registered in the registrations under numbers 33,844 and 33,846 of the 2nd Property Registry Office of Feira de Santana/BA; Property located in the City of Campo Grande, State of Mato Grosso do Sul, at Avenida Bandeirantes, nº 3,270, Bairro Bandeirantes, registered under registration numbers 1,319 and 25,760 of the 2nd Registry Circumscription of Campo Grande/MS; Property located in the City of Americana, State of São Paulo, at Rodovia Luis Queiroz (SP-304), Jardim Thelja, registered under number 67.954 of the Real Estate Registry Officer of Americana / SP; and Property located in the City of Fortaleza, State of Ceará, at Avenida Bernardo Manuel, nº 11.350, Bairro Itaperi, registered under registration nº 44.795 of the Property Registry Office of the 2nd Zone of the District of Fortaleza/CE.

4.4. On the partial spin-off of Sendas, with the merge of the spun-off portion by the Company (“Sendas’s Spin-off”), that is, (a) the shareholding equivalent to approximately 90.93% (ninety integers and ninety-three hundredths) of total of Éxito shares held by Sendas, corresponding to 393,010,656 (three hundred and ninety-three million, ten thousand, six hundred and fifty-six) shares and equivalent to approximately 87.80% (eighty-seven integers and eighty hundredths) of all shares issued by Éxito (“Éxito‘s Shares”); and (b) 6 (six) gas stations held by Sendas ("Operational Assets", with the Operational Assets together with the Éxito Shares hereinafter jointly referred to as "Sendas’s Spun-off Portion"): (i) to recommend to the General Meeting of the Company the ratification of the appointment and hiring of Magalhães Andrade Auditores Independentes S/S, registered with the Regional Accounting Council of the State of São Paulo, under No. 2SP000233/O-3 and with CNPJ/ME under No. 62.657.242/0001-00, with headquarters in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, nº 1,893, 6th floor, Jardim Paulistano, specialized company responsible for the evaluation of the Sendas’s Spun-off Portion, as well as for the elaboration of the respective appraisal report

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(“Appraisal Firm”); (ii) to recommend to the Company's General Meeting the approval of the appraisal report of the Sendas’s Spun-off Portion, prepared by the Appraisal Firm (“Sendas’s Appraisal Report”), contained in Exhibit 4.4.(ii); (iii) recommend the ratification, by the General Meeting of the Company, of the signing of the Protocol and Justification of the Sendas Spin-off (“Sendas’s Protocol”), by the management of the Company and Sendas, a document that proposes that the Sendas’s Spin-off to be transferred to the Company be valued at book value, based on the Sendas’s Appraisal Report, set out in Exhibit 4.4.(iii); (iv) in view of the foregoing, recommend the approval of the Sendas Spin-off to the Company's General Meeting; and (v) if the Sendas Spin-off is approved, authorize the members of the Company's management to perform any and all necessary, useful and/or convenient acts for the implementation of the Sendas Spin-off, as well as other procedures described in the Sendas’s Protocol, pursuant to the Sendas’s Protocol;

4.5. On the Company's partial spin-off, with the merge of the spun-off portion by Sendas (“CBD’s Spin-off”), corresponding to the shareholding interest held by the Company in Sendas (“CBD’s Spun-off Portion”): (i) recommend the ratification to the Company's General Meeting the appointment and contracting of the Appraisal Firm, responsible for the assessment of the CBD’s Spun-off Portion; (ii) to recommend to the Company's Shareholders' Meeting the approval of the valuation report of the CBD’s Spun-off Portion, as prepared by the Appraisal Firm (“CBD’s Appraisal Report”), contained in Exhibit 4.5.(ii); (iii) recommend the ratification, by the Company's General Meeting, of the signing of the CBD’s Spin-off Protocol and Justification (“CBD Protocol”), by the Company's and Sendas' administrations, a document that proposes that the CBD Spun-off Portion to be valued at book value, based on the CBD Appraisal Report, set out in Exhibit 4.5.(iii); (iv) in view of the foregoing, recommend the approval of the CBD’s Spin-off to the Company's General Meeting; and (v) if the CBD Spin-off is approved, authorize the members of the Company's management to perform any and all acts necessary, useful and/or convenient for the implementation of the CBD Spin-off;

4.6. The signing by the Company's management with the Sendas management of a contractual instrument, aiming at regulating certain assets and liabilities arising from transactions between

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the Company and Sendas, which are being regulated due to the Sendas’s Spin-off and the CBD’s Spin-off (“Separation Agreement” ); and

4.7. If the items described are approved, resolve on: (i) the call for the Extraordinary Shareholders' Meeting of the Company, to be held on December 31, 2020, to resolve on: (i.1) the Sendas’s Spin-Off, pursuant to Protocol and Justification of the Sendas Spin-Off, set out in Annex 4.4 (iii); (i.2) the CBD’s Spin-off, pursuant to the CBD Spin-off Protocol and Justification, set out in Exhibit 4.5. (iii); and (i.3) the proposed amendment to the bylaws to amend article 4th of the Company's Bylaws; (ii) about the voting orientation of the Company's representatives at the Sendas General Meeting that will deliberate on the Sendas’s Spin-off and the CBD’s Spin-off; and (iii) to authorize the Company's management to carry out any and all necessary, useful and / or convenient acts to implement the resolutions approved herein.

5. Resolutions: The members of the Board of Directors, by unanimous vote and without restrictions, took the following resolutions, and the items listed below linked to the Transaction will only become effective jointly, immediately after the respective approvals at general meetings of the Company and Sendas:

5.1.       To recommend the capital increase in Sendas in the total amount of R$ 684,679,887.09 (six hundred and eighty-four million, six hundred and seventy-nine thousand, eight hundred and eighty-seven reais and nine cents), of which R$ 684,679.830.10 (six hundred and eighty-four million, six hundred and seventy-nine thousand, eight hundred and thirty reais and ten cents) for the share capital of Sendas and R$ 56.99 (fifty-six reais and ninety-nine cents) to capital reserve of Sendas. This increase will be made in assets, cash and credits, of which R$ 44,537,506.09 (forty-four million, five hundred and thirty-seven thousand, five hundred and six reais and nine cents) upon delivery of the net assets of stores assets for future exploration of Sendas, R$ 500,000,000.00 (five hundred million reais) in cash and R$ 140,142,381.00 (one hundred forty million, one hundred and forty-two thousand, three hundred and eighty-one reais) upon capitalization of credits held by the Company in Sendas.

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5.2.       Recommend a reverse split of Sendas' shares, so that its share capital is represented by 268,351,567 (two hundred and sixty-eight million, three hundred and fifty-one thousand, five hundred and sixty-seven) common shares, all registered, book-entry and without nominal value.

5.3.       Approve the exchange of CBD’s Assets, which total the amount of R$ 914,658,145.29 (nine hundred and fourteen million, six hundred and fifty-eight thousand, one hundred and forty-five reais and twenty-nine cents), in exchange for the Sendas’s Assets .

5.4.       In view of Sendas’s Spin-Off: (i) recommend the ratification to the Company's General Meeting the appointment and hiring of the Appraisal Firm, responsible for the evaluation of the Sendas’s Spun-off Portion; (ii) to recommend to the General Meeting of the Company the approval of the Sendas’s Appraisal Report; (iii) recommend the ratification, by the Company's General Meeting, of the signing of the Protocol and Justification of the Sendas’s Spin-off, pursuant to Exhibit 4.4.(iii); (iv) to recommend to the Company's General Meeting the approval of the Sendas’s Spin-off, pursuant to the Protocol and Justification of the Sendas Spin-off; and (v) if the Sendas Spin-off is approved, authorize the members of the Company's management to perform any and all necessary, useful and/or convenient acts for the implementation of the Sendas Spin-off, as well as other procedures described in the Sendas Protocol, pursuant to the Sendas Protocol;

5.5.       Regarding the CBD’s Spin-off: (i) recommend the ratification to the Company's General Meeting the appointment and contracting of the Appraisal Firm, responsible for the assessment of the CBD’s Spun-off Portion; (ii) recommend the approval of the CBD’s Appraisal Report to the Company's General Meeting; (iii) recommend the ratification, by the Company's General Meeting, of the signing of the CBD Spin-off Protocol and Justification, pursuant to Annex 4.5. (iii); and (iv) to recommend to the Company's General Meeting the approval of the CBD Spin-off, under the terms of the CBD Spin-off Protocol and Justification, with a reduction in its share capital; and (v) if the CBD Spin-off is approved, authorize the

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members of the Company's management to perform any and all acts necessary, useful and/or convenient for the implementation of the CBD Spin-off;

5.6.       Approve the execution by the Company's management with Sendas' management of the Separation Agreement; and

5.7.       As a result of the approval of the resolutions set out above, (1) to approve the call for the Extraordinary Shareholders' Meeting of the Company, to be held on December 31, 2020, to resolve on (i) the Sendas’s Spin-Off, pursuant to the Sendas Spin-Off Protocol and Justification of the, set out in Annex 4.4(iii); (ii) the CBD’s Spin-off, pursuant to the CBD Spin-off Protocol and Justification, set out in Exhibit 4.5.(iii); and (iii) the proposed amendment to the bylaws to amend article 4 of the Company's Bylaws, as well as the consolidation of the Bylaws; (2) guide the representatives of the Company to present a favorable vote at the Sendas General Meeting that will deliberate on the Sendas’s Spin-off and CBD’s Spin-off, as well as on the matters related to them; and (3) to authorize the Company's managers to perform any and all necessary, useful and/or convenient acts for the implementation of the resolutions approved herein.

6.       CLOSURE AND DRAWING UP: With no further do, the meeting was closed with the drawing up of these minutes, which after being read and found to be in compliance was signing by all attendees.

7.       SIGNATURES: Table: Chairman: Mr. Arnaud Daniel Charles Walter Joachim Strasser; Secretary: Mrs. Aline Pacheco Pelucio. Members of the Board of Directors who attended: Messrs. Jean-Charles Henri Naouri, Arnaud Daniel Charles Walter Joachim Strasser, Ronaldo Iabrudi dos Santos Pereira, Eleazar de Carvalho Filho, Frank-Philippe Georgin, Hervé Daudin, Luiz Augusto de Castro Neves, Luiz Nelson Guedes de Carvalho and Philippe Alarcon.

São Paulo, December 12, 2020

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This is an extract of the minutes registered in the relevant corporate book.

__________________________________ Aline Pacheco Pelucio Secretary